Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form F-3 (File No. 333-268548) of Highway Holdings Limited (the “Company”) of our report dated June 30, 2022, relating to the Company’s consolidated financial statements for the year ended March 31, 2022, which report appears in this Annual Report on Form 20-F of the Company for the year ended March 31, 2023.

/s/ Centurion ZD CPA & Co.

Hong Kong

July 13, 2023